Exhibit 99.1

Rex Energy Reports Second Quarter Operational and Financial Results

•	Production of 206.8 MMcfe/d, a 61% increase year-over-year

•	Reduced well cost in Legacy Butler Operated Area to $5.5 million

•	Cash G&A per Mcfe reduced by 44% year over year to $0.35 / Mcfe

•	Completed sale of Keystone Clearwater Solutions in July 2015 for net proceeds of $67 million

STATE COLLEGE, Pa., August 4, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced its second quarter 2015 operational and financial results.

“We remain steadfast in our strategy to navigate through the current commodity price cycle”, said Tom Stabley, President and Chief Executive Officer of Rex Energy. “We have increased production, controlled costs and are divesting non-core assets. The team at Rex is implementing measures that are resulting in improved well performance while maintaining liquidity and financial discipline.”

Second Quarter Financial Results

Operating revenue from continuing operations for the three and six months ended June 30, 2015 was $45.8 million and $99.9 million, respectively, which represents a decrease of 37% and 35% over the same periods in 2014, respectively. Commodity revenues, including settlements from derivatives, were $59.3 million and $124.0 million for the three and six months ended June 30, 2015, respectively, a decrease of 16% for each of the comparable periods of 2014. Commodity revenues from oil and natural gas liquids (NGLs), including settlements from derivatives, represented 49% of total commodity revenues for the three months ended June 30, 2015.

Including the effects of cash settled basis differential derivatives, the company’s basis differential for its Appalachian Basin assets averaged approximately ($0.77) off the Henry Hub price of $2.64 for the three months ended June 30, 2015.

LOE from continuing operations was $30.6 million, or $1.63 Mcfe for the quarter. For the six months ended June 30, 2015, LOE was approximately $59.7 million, or $1.64 per Mcfe. Cash general and administrative expenses from continuing operations, a non-GAAP measure, were $6.5 million for the second quarter of 2015, a 44% decrease on a per unit basis as compared to the same period in 2014. For the six months ended June 30, 2015, cash G&A expenses from continuing operations were $13.2 million, a 46% decrease on per unit basis as compared to the same period in 2014.

The company incurred a non-cash impairment charge of approximately $117.8 million during the second quarter of 2015. The reduction in carrying value, which was primarily focused on the company’s non-operated dry gas Marcellus assets in Westmoreland and Clearfield Counties, Pennsylvania, is attributable to market conditions related to these properties indicating a decrease in market prices for similar assets.

Net loss attributable to common shareholders for the three months ended June 30, 2015 was $155.2 million, or $2.87 per basic share. Net loss attributable to common shareholders for the six months ended June 30, 2015 was $175.4 million, or $3.25 per basic share. Adjusted net loss, a non-GAAP measure, for the three months ended June 30, 2015 was $12.1 million, or $0.22 per share. Adjusted net loss for the six months ended June 30, 2015 was $17.8 million, or $0.33 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $22.4 million for the second quarter of 2015 and $51.8 million for the six months ended June 30, 2015.

Reconciliations of adjusted net income (loss) to GAAP net income (loss) from continuing operations before income taxes, EBITDAX to GAAP net income (loss) and cash G&A to GAAP G&A for the three months and six months ended June 30, 2015, as well as a discussion of the uses of each measure, are presented in the appendix of this release.

Production Results and Price Realizations

Second quarter 2015 production volumes were 206.8 MMCfe/d, an increase of 61% over the second quarter of 2014, consisting of 131.1 MMcf/d of natural gas and 12.6 Mboe/d of oil, condensate and NGLs (including 3.2 Mboe/d of ethane). Oil, condensate and NGLs (including ethane) accounted for 37% of net production for the second quarter of 2015.

Including the effects of cash-settled derivatives, realized prices for the three months ended June 30, 2015 were $56.99 per barrel for oil and condensate, $2.53 per Mcf for natural gas, $17.61 per barrel for NGLs (C3+) and $6.62 per barrel for ethane. Before the effects of hedging, realized prices for the three months ended June 30, 2015 were $49.28 per barrel for oil and condensate, $1.77 per Mcf for natural gas, $13.92 per barrel for NGLs (C3+) and $6.39 per barrel for ethane.

Including the effects of cash-settled derivatives, realized prices for the six months ended June 30, 2015 were $54.17 per barrel for oil and condensate, $2.72 per Mcf for natural gas, $21.75 per barrel for NGLs (C3+) and $6.72 per barrel for ethane. Before the effects of hedging, realized prices for the six months ended June 30, 2015 were $44.35 per barrel for oil and condensate, $2.11 per Mcf for natural gas, $18.45 per barrel for NGLs (C3+) and $6.46 per barrel for ethane.

Second Quarter 2015 Capital Investments

For the second quarter of 2015, the company made operational capital investments of approximately $30.7 million, of which $26.8 million was used to fund Marcellus and Ohio Utica operations and $3.9 million was used to fund conventional drilling, water flood enhancement and facility upgrades in the Illinois Basin. The Marcellus and Ohio Utica capital investment funded the drilling of five gross (3.5 net) wells, fracture stimulation of eight gross (4.0 net) wells, placing four gross (2.1 net) wells into sales and other projects related to drilling and completing wells in the Appalachian Basin.

Investments for leasing and property acquisition were $2.6 million and capitalized interest was $1.7 million for the second quarter of 2015.

Operational Update

Appalachian Basin – Legacy Butler Operated Area

In the Legacy Butler Operated Area, the company drilled four gross (2.5 net) wells in the second quarter of 2015, with four gross (1.4 net) wells fracture stimulated and four gross (2.1 net) wells placed into sales. The company had 11.0 gross (5.6 net) wells drilled and awaiting completion as of June 30, 2015.

The company has placed into sales the Bloom 6H well which was drilled to a lateral length of approximately 4,600 feet and completed in 31 stages with average sand concentrations of 2,800 pounds per foot. The well produced at a 5-day sales rate, assuming full ethane recovery, of 8.3 MMcfe/d, consisting of 4.0 MMcf/d of natural gas and 717 bbls/d of NGLs and condensate.

In addition, the company has reduced its cost to drill and complete wells by approximately 4% to $5.5 million per well, assuming a 5,000 foot lateral, as compared to the previously reported $5.7 million per well at year-end 2014. The decrease in well cost is attributable to operational efficiencies and improved pricing from service providers. The company continues to focus intensely on cost control measures and expects to achieve further cost reductions and efficiencies by year-end.

Appalachian Basin – Moraine East Area

In the Moraine East Area, the company is currently drilling the fourth well on the four-well Fleeger pad.

The four wells will be drilled to an average lateral length of approximately 6,000 and completed with an average sand concentration of approximately 2,300 pounds per foot. The company expects to complete the four wells in the fourth quarter of 2015 and place the pad into sales in late 2015 or early 2016, as the necessary infrastructure comes into service.

Appalachian Basin – Western Lawrence Utica

In the Western Lawrence Utica, drilling operations have been completed on the Patterson 2H, the company’s first dry gas Utica well in the region. The well was drilled to a lateral length of approximately 6,800 feet and is currently being completed. The Patterson 2H is expected to be placed into sales in late third quarter 2015.

Appalachian Basin – Moraine East Gathering and Bluestone III

In the Moraine East Area, the company anticipates the Moraine East gathering and processing system to be commissioned by the end of 2015. In addition, the company continues to anticipate the commissioning of Bluestone III in the fourth quarter of 2015. Bluestone III will add approximately 105 MMcf/d of processing capacity in the Butler Operated Area.

Liquidity Update

As of June 30, 2015, the company had approximately $6.1 million of cash and $93.0 million of its $350.0 million borrowing base outstanding under its senior secured credit facility. During July 2015, Rex Energy completed the sale of Keystone Clearwater Solutions and received reimbursement for previous pipeline expenditures for net proceeds of $71.4 million. Pro forma for the sale of Keystone Clearwater Solutions, reimbursements from previous pipeline expenditures and additional reimbursements from the company’s drilling joint venture in Moraine East, the company has approximately $9.8 million outstanding under its $350 million borrowing base.

Third Quarter and Full Year 2015 Guidance

Rex Energy is providing its guidance for the third quarter and maintaining its full year 2015 guidance ($ in millions). Third quarter production is expected to be relatively flat to second quarter production due to processing constraints at the Bluestone II facility. The company currently has an inventory of wells in the Butler Operated Area waiting to be placed into sales following the expected commissioning of Bluestone III in the fourth quarter of 2015.

	3Q2015	Full Year 2015
Production	197.0 - 202.0 MMcfe/d	193.0 - 203.0 MMcfe/d
Lease Operating Expense	$31.0 - $34.0 million	—
Cash G&A	$6.5 - $7.5 million	—
Operational Capital Expenditures(1)(2)	—	$135.0 - $145.0 million

(1)	Land acquisition expense and capitalized interest are not included in the operational capital expenditures budget
(2)	Continuing operations only

Conference Call Information

Management will host a live conference call and webcast on Wednesday, August 5, 2015 at 10:00 a.m. Eastern to review second quarter 2015 financial results and operational highlights. All financial results included in this release or discussed on the conference call are preliminary pending the completion by our independent auditors of the second quarter 2015 review. The telephone number to access the conference call is (866) 437-1772. Presentation slides containing reference materials will be available on the company’s website, www.rexenergy.com, under the Investor Relations tab.

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the timing and nature of development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected dates for availability and infrastructure and placement of wells into sales; and our financial guidance for third quarter and full year 2015 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

*    *    *    *    *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	June 30, 2015 (Unaudited)	December 31, 2014
ASSETS
Current Assets
Cash and Cash Equivalents	$6,113	$17,978
Accounts Receivable	29,863	43,936
Taxes Receivable	19	504
Short-Term Derivative Instruments	20,810	29,265
Inventory, Prepaid Expenses and Other	2,102	3,403
Assets Held for Sale	45,334	34,257

Total Current Assets	104,241	129,343
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,167,161	1,079,039
Unevaluated Oil and Gas Properties	306,811	322,413
Other Property and Equipment	47,091	46,361
Wells and Facilities in Progress	122,398	127,655
Pipelines	12,789	15,657

Total Property and Equipment	1,656,250	1,591,125
Less: Accumulated Depreciation, Depletion and Amortization	(489,041)	(366,917)

Net Property and Equipment	1,167,209	1,224,208
Deferred Financing Costs and Other Assets - Net	16,705	17,070
Equity Method Investments	—	17,895
Long-Term Derivative Instruments	8,372	4,904
Long-Term Deferred Tax Asset	5,995	8,301

Total Assets	$1,302,522	$1,401,721

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$34,701	$53,340
Current Maturities of Long-Term Debt	725	1,176
Accrued Liabilities	46,436	59,478
Short-Term Derivative Instruments	2,202	421
Current Deferred Tax Liability	5,995	8,301
Liabilities Related to Assets Held for Sale	32,002	25,115

Total Current Liabilities	122,061	147,831
Long-Term Derivative Instruments	3,793	2,377
Senior Secured Line of Credit and Long-Term Debt	93,260	251
8.875% Senior Notes Due 2020	350,000	350,000
6.25% Senior Notes Due 2022	325,000	325,000
Premium on Senior Notes, Net	2,538	2,725
Other Deposits and Liabilities	3,634	4,018
Future Abandonment Cost	39,931	38,146

Total Liabilities	$940,217	$870,348

Stockholders’ Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 16,100 issued and outstanding on June 30, 2015 and December 31, 2014	$1	$1
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 55,280,071 shares issued and outstanding on June 30, 2015 and 54,174,763 shares issued and outstanding on December 31, 2014	54	54
Additional Paid-In Capital	622,738	617,826
Accumulated Deficit	(266,145)	(90,749)

Rex Energy Stockholders’ Equity	356,648	527,132
Noncontrolling Interests	5,657	4,241

Total Stockholders’ Equity	362,305	531,373

Total Liabilities and Owners’ Equity	$1,302,522	$1,401,721

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30
	2015	2014	2015	2014
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$45,761	$72,903	$99,872	$154,202
Other Revenue	11	30	22	74

TOTAL OPERATING REVENUE	45,772	72,933	99,894	154,276
OPERATING EXPENSES
Production and Lease Operating Expense	30,642	21,633	59,694	41,666
General and Administrative Expense	8,480	8,329	18,131	17,891
(Gain) Loss on Disposal of Assets	(300)	222	(235)	294
Impairment Expense	117,844	16	124,867	41
Exploration Expense	917	1,367	1,435	3,427
Depreciation, Depletion, Amortization and Accretion	29,538	20,356	55,664	40,079
Other Operating Expense (Income)	(70)	(56)	5,121	27

TOTAL OPERATING EXPENSES	187,051	51,867	264,677	103,425
INCOME (LOSS) FROM OPERATIONS	(141,279)	21,066	(164,783)	50,851
OTHER EXPENSE
Interest Expense	(12,194)	(7,357)	(24,211)	(14,290)
Gain (Loss) on Derivatives, Net	(281)	(251)	16,838	(10,001)
Other Income	65	54	99	17
Loss on Equity Method Investments	(208)	(208)	(411)	(408)

TOTAL OTHER EXPENSE	(12,618)	(7,762)	(7,685)	(24,682)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(153,897)	13,304	(172,468)	26,169
Income Tax (Expense) Benefit	524	(5,660)	616	(9,770)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(153,373)	7,644	(171,852)	16,399
Income From Discontinued Operations, Net of Income Taxes	1,570	1,311	3,532	2,993

NET INCOME (LOSS)	(151,803)	8,955	(168,320)	19,392
Net Income Attributable to Noncontrolling Interests	949	877	2,246	2,446

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	(152,752)	8,078	(170,566)	16,946

Preferred Stock Dividends	2,415	—	4,830	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(155,167)	$8,078	$(175,396)	$16,946

Earnings per common share:
Basic – Net Income (Loss) From Continuing Operations Attributable to Rex Energy
Common Shareholders	$(2.88)	$0.14	$(3.27)	$0.31
Basic – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.01	0.01	0.02	0.01
Basic – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(2.87)	$0.15	$(3.25)	$0.32

Basic – Weighted Average Shares of Common Stock Outstanding	54,118	53,164	54,090	53,075
Diluted – Net Income (Loss) From Continuing Operations Attributable to Rex Energy
Common Shareholders	$(2.88)	$0.14	$(3.27)	$0.31
Diluted – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.01	0.01	0.02	0.01
Diluted – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(2.87)	$0.15	$(3.25)	$0.32

Diluted – Weighted Average Shares of Common Stock Outstanding	54,118	53,509	54,090	53,511

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

UNAUDITED

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2015	2014	2015	2014
Oil, Natural Gas, NGL and Ethane sales (in thousands):
Oil and condensate sales	$15,135	$24,555	$27,596	$47,861
Natural gas sales	21,087	32,398	49,373	72,498
Natural gas liquid sales (C3+)	7,684	15,866	19,803	33,759
Ethane sales	1,855	84	3,099	84
Cash-settled derivatives:
Crude oil	2,368	(1,006)	6,113	(1,427)
Natural gas	9,067	(1,003)	14,339	(4,342)
Natural gas liquids (C3+)	2,036	43	3,539	(1,443)
Ethane	67	—	126	—

Total oil, gas, NGL and Ethane sales including cash settled derivatives	$59,299	$70,937	$123,988	$146,990

Production during the period:
Oil and condensate (Bbls)	307,105	251,861	622,279	502,269
Natural gas (Mcf)	11,926,165	8,171,627	23,429,082	15,834,994
Natural gas liquids (C3+) (Bbls)	551,899	325,580	1,073,102	630,724
Ethane (Bbls)	290,453	13,948	479,608	13,948

Total (Mcfe)[1]	18,822,907	11,719,961	36,479,016	22,716,640
Production – average per day:
Oil and condensate (Bbls)	3,375	2,768	3,438	2,775
Natural gas (Mcf)	131,057	89,798	129,442	87,486
Natural gas liquids (C3+) (Bbls)	6,065	3,578	5,929	3,485
Ethane (Bbls)	3,192	153	2,650	77

Total (Mcfe)[a]	206,845	128,791	201,542	125,506

Average price per unit:
Realized crude oil price per Bbl – as reported	$49.28	$97.50	$44.35	$95.29
Realized impact from cash settled derivatives per Bbl	7.71	(3.99)	9.82	(2.84)

Net realized price per Bbl	$56.99	$93.51	$54.17	$92.45
Realized natural gas price per Mcf – as reported	$1.77	$3.96	$2.11	$4.58
Realized impact from cash settled derivatives per Mcf	0.76	(0.12)	0.61	(0.27)

Net realized price per Mcf	$2.53	$3.84	$2.72	$4.31
Realized natural gas liquids (C3+) price per Bbl – as reported	$13.92	$48.73	$18.45	$53.52
Realized impact from cash settled derivatives per Bbl	3.69	0.13	3.30	(2.29)

Net realized price per Bbl	$17.61	$48.86	$21.75	$51.23
Realized ethane price per Bbl – as reported	$6.39	$6.00	$6.46	$6.00
Realized impact from cash settled derivatives per Bbl	0.23	—	0.26	—

Net realized price per Bbl	$6.62	$6.00	$6.72	$6.00
LOE/Mcfe	$1.63	$1.85	$1.64	$1.83
Cash G&A/Mcfe	$0.35	$0.62	$0.36	$0.67

[1]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 8/1/2015

	2015		2016
Oil Derivatives (Bbls)
Collar Contracts
Volume	125,000		60,000
Ceiling	$63.15		$63.81
Floor	$52.90		$53.75
Collar Contracts with Short Puts
Volume	250,000		45,000
Ceiling	$72.50		$70.00
Floor	$65.00		$65.00
Short Put	$50.00		$50.00
Put Spread Contracts
Volume	—		120,000
Floor	$—		$65.00
Short Put	$—		$50.00
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	11,975,000	(1)	13,200,000	(2)
Price	$3.61		$3.63
Swaption Contracts
Volume	1,250,000		—
Price	$3.54		$—
Put Spread
Volume	1,950,000		2,100,000
Floor	$3.32		$3.00
Short Put	$2.56		$2.25
Collar Contracts
Volume	—		900,000
Ceiling	$—		$4.04
Floor	$—		$3.20
Collar Contracts with Short Puts
Volume	2,600,000		11,850,000
Ceiling	$4.09		$4.08
Floor	$3.44		$3.35
Short Put	$2.75		$2.58
Call Contracts
Volume	1,450,000		7,320,000
Ceiling	$4.01		$4.35
Natural Gas Liquids (Bbls)
Swap Contracts
Propane (C3)
Volume	415,000		639,000
Price	$26.04		$23.10

Butane (C4)
Volume	60,000	108,000
Price	$28.90	30.62
Isobutane (IC4)
Volume	27,500	60,000
Price	$29.57	$30.70
Natural Gasoline (C5+)
Volume	142,500	324,000
Price	$50.78	$52.79
Ethane
Volume	170,900	240,000
Price	$8.40	$8.82
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia(3)
Volume	4,230,000	12,500,000
Price	$(0.81)	$(0.90)

(1)	Includes 3.3 Bcf of enhanced swaps
(2)	Includes 3.6 Bcf of enhanced swaps
(3)	Financial derivatives only

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income (Loss) From Continuing Operations	$(153,373)	$7,644	$(171,852)	$16,399

(Gain) Loss on Derivatives, Net	281	251	(16,838)	10,001
Cash Settlement of Derivatives	13,941	(1,457)	25,020	(6,333)

Add Back (Less) Unrealized (Gain) Loss from Financial Derivatives	14,222	(1,206)	8,182	3,668

Add Back Non-Recurring Costs[1]	(248)	—	4,774	—
Add Back Depletion, Depreciation, Amortization and Accretion	29,538	20,356	55,664	40,079
Add Back Non-Cash Compensation Expense	1,955	1,074	4,917	2,724
Add Back Interest Expense	12,194	7,357	24,211	14,290
Add Back Impairment Expense	117,844	16	124,867	41
Add Back Exploration Expenses	917	1,367	1,435	3,427
Add Back (Less) Loss (Gain) on Disposal of Assets	(300)	222	(235)	294
Add Back (Less) Income Tax Expense (Benefit)	(524)	5,660	(616)	9,770
Add Back Non-Cash Portion of Equity Method Investment	203	202	406	401

EBITDAX From Continuing Operations	$22,428	$42,692	$51,753	$91,093
Income From Discontinued Operations, Net of Income Taxes	1,570	1,311	3,532	2,993
Net Income Attributable to Noncontrolling Interests	(949)	(877)	(2,246)	(2,446)

Income From Discontinued Operations Attributable to Rex Energy	621	434	1,286	547
Add Back Depletion, Depreciation, Amortization and Accretion	37	871	76	1,572
Add Back Interest Expense	240	145	431	347
Add Back (Less) Loss (Gain) on Disposal of Assets	(10)	7	(42)	7
Less Non-Cash Portion of Noncontrolling Interests	(107)	(410)	(186)	(774)
Add Back Income Tax Expense	423	272	858	354

Add EBITDAX From Discontinued Operations	$1,204	$1,319	$2,423	$2,053
EBITDAX (Non-GAAP)	$23,632	$44,011	$54,176	$93,146

[1]	Non-Recurring costs for the three and six months ended June 30, 2015 include fees incurred to terminate two drilling rig contracts earlier than their original term; the company has the option to recapture approximately 50% of the fees if the rig is utilized by the company or another party.

Adjusted Net Income

“Adjusted Net Income” means, for any period, the sum of net income (loss) from continuing operations before income taxes for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Income is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Income is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Income because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net income for each of the periods presented ($ in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$(153,897)	$13,304	$(172,468)	$26,169
(Gain) Loss on Derivatives, Net	281	251	(16,838)	10,001
Cash Settlement of Derivatives	13,941	(1,457)	25,020	(6,333)

Add Back (Less) Unrealized (Gain) Loss from Financial Derivatives	14,222	(1,206)	8,182	3,668

Add Back Non-Recurring Costs(1)	(248)	—	4,774	—
Add Back Impairment Expense	117,844	16	124,867	41
Add Back Dry Hole Expense	288	—	289	86
Add Back Non-Cash Compensation Expense	1,955	1,074	4,917	2,724
Add Back (Less) (Gain) Loss on Disposal of Assets	(300)	222	(235)	294

Income (Loss) Before Income Taxes, adjusted	$(20,136)	$13,410	$(29,674)	$32,982
Less Income Tax (Expense) Benefit, adjusted(2)	8,054	(5,364)	11,870	(13,193)

Adjusted Net Income (Loss)	$(12,082)	$8,046	$(17,804)	$19,789

Basic – Adjusted Net Income Per Share	$(0.22)	$0.15	$(0.33)	$0.37

Basic – Weighted Average Shares of Common Stock Outstanding	54,118	53,164	54,090	53,075

[1]	Non-Recurring costs for the three and six months ended June 30, 2015 include fees incurred to terminate two drilling rig contracts earlier than their original term; the company has the option to recapture approximately 50% of the fees if the rig is utilized by the company or another party.
[2]	Assumes an effective tax rate of 40%.

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP G&A	$8,480	$8,329	$18,131	$17,891
Non-Cash Compensation Expense	(1,955)	(1,074)	(4,917)	(2,724)

Cash G&A	$6,525	$7,255	$13,214	$15,167

Pro Forma Borrowing under Senior Credit Facility

Pro forma borrowing under the company’s senior secured credit facility presents information about availability of its borrowing base pro forma for certain events that occurred after the close of the second quarter. The company believes it is important to consider the pro forma borrowings under the senior credit facility. The following table presents a reconciliation of Rex Energy’s borrowings under its senior credit facility as of June 30, 2015 to its pro forma borrowings under its senior credit facility of the period presented (in thousands):

Three Month Ended June 30, 2015
Senior Secured Credit Facility	$93,000
Less Net Proceeds from KCS Sale	66,500
Less Reimbursements from Previous Pipeline Expenditures	4,948
Less Reimbursements from Moraine East Joint Venture	11,760

Pro Forma Senior Secured Credit Facility	$9,792